UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2007

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-23697	84-1084061
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 Winchester Circle, Suite 200, Boulder, Colorado 80401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 444-0900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) – (d)	N/A

(e)

Each of Messrs. Michael Weiner, Chief Executive Officer, Ken Boenish, President, and Ira Bahr, Chief Operating Officer, is eligible to receive an annual cash bonus award based on objective performance criteria of the company during the fiscal year ending March 31, 2008, as established by the compensation committee of the board of directors of the company in its sole discretion within 90 days after the completion of the last fiscal year. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or our company as a whole, but need not be based on an increase or positive result under the business criteria selected. Messrs. Weiner, Boenish and Bahr are eligible to receive in respect of such objective, performance-based bonuses up to one-third, one-quarter and one-quarter, respectively, of their respective annual salaries for such fiscal year. On June 29, 2007, our compensation committee determined and approved the objective performance criteria that will be required to be achieved by the company for any such bonus awards to be paid to these executive officers for our fiscal year ending March 31, 2008.

For our fiscal year ended March 31, 2008, the approved objective performance criteria for each covered executive officer’s annual objective, performance based cash bonus will be based on increased (1) revenues, (2) cash flow, (3) earnings per share, and (4) share price. Each of these four criteria will be given equal weight, each contributing to 25% of the eligible performance-based bonus award for this measurement period. Our performance must meet or exceed all established goals for the executive to be eligible to receive the entire performance-based bonus. To the extent that an established goal for a specific objective criteria is not met, the executive shall be entitled to receive a ratable portion of the bonus attributable to that criteria based on the percentage of the goal actually achieved, if any, for the fiscal year ended March 31, 2008. If none of the targeted criteria experience an increase over last year’s performance, no objective, performance-based bonus awards will be paid.

(f)	N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007

By: /s/ Karyn Miller Name: Karyn Miller Title: Chief Financial Officer

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